Exhibit 99.1

NEWS RELEASE

ITC ADMINISTRATIVE LAW JUDGE RULES IN FAVOR OF RAMBUS IN MATTER REGARDING NVIDIA PRODUCTS

Three Rambus patents found valid and infringed

LOS ALTOS, Calif. – January 22, 2010 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, today announced that the Administrative Law Judge (ALJ) for its U.S. International Trade Commission (ITC) action against NVIDIA Corp. and other respondents issued an Initial Determination finding them in violation of Section 337 of the Tariff Act of 1930.  The ALJ determined that three of Rambus’ five asserted patents are valid, enforceable, and infringed by the respondents.  The ALJ also determined that there was no violation of Section 337 of the Tariff Act of 1930 for the remaining two asserted patents.  The action is Investigation Number 337-TA-661.

Any of the parties may request the ITC’s full Commission to review the ALJ’s Initial Determination.  If the Commission grants a petition for review, it may affirm, modify, reverse, set aside, or remand all or part of the ALJ’s decision in developing the ITC’s final determination.

“Following an extensive hearing process, we are pleased with the ALJ’s determination that three of our patents are valid and infringed,” said Tom Lavelle, senior vice president and general counsel at Rambus.  “We are obviously disappointed with the result for the other asserted patents and intend to request the Commission’s review of the corresponding portions of the Initial Determination.    We will continue to vigorously protect our patented inventions for the benefit of our shareholders and in fairness to our paying licensees.”

History of the case:  On November 6, 2008, Rambus filed a complaint with the ITC requesting an investigation pertaining to NVIDIA products.  The complaint sought an exclusion order barring the importation, sale for importation, or sale after importation of products that infringe nine of Rambus’ patents.  The accused products are products that incorporate certain NVIDIA memory controllers, including graphics processors and media and communications processors.  The complaint named NVIDIA as a proposed Respondent, as well as companies whose products incorporate the accused NVIDIA products and are imported into the United States.  These respondents include:  Asustek Computer Inc. and Asus Computer International, BFG Technologies, Biostar Microtech and Biostar Microtech International Corp., Diablotek Inc., EVGA Corp., G.B.T. Inc. and Giga-Byte Technology Co., Hewlett-Packard, MSI Computer Corp. and Micro-Star International Co., Palit Multimedia Inc. and Palit Microsystems Ltd., Pine Technology Holdings, Ltd., and Sparkle Computer Co.  Four of the asserted patents were withdrawn from the investigation.  An evidentiary hearing on the remaining asserted patents was held before the ALJ on October 13-20, 2009.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end user experience of computing, communications and consumer electronics applications. Rambus’ patented innovations and breakthrough technologies in the area of high-speed memory architectures and complementary technologies have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and renowned integration expertise solve some of the most complex chip and system-level interface challenges. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.

Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to Rambus’ complaint with the ITC regarding the NVIDIA products and related matters. There is no assurance of any result from the ITC with respect to Rambus’ complaint regarding the NVIDIA products. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com